UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 20, 2016
Date of Report (Date of earliest event reported)
ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2016, we entered into an amendment, which we refer to as the amendment, to our third amended and restated senior secured credit facility with Société Générale, as administrative agent and issuing lender, and certain other lenders, which we refer to as our credit facility.

The amendment provides for a borrowing base of $130.0 million effective April 1, 2016. The borrowing base will be automatically reduced to $120.0 million on October 1, 2016 unless it has been redetermined to an amount less than $120.0 million prior to October 1, 2016 or unless the redetermination scheduled to occur with the delivery of our internal engineering report on or about August 31, 2016, which we refer to as the Fall 2016 Scheduled Redetermination, has become effective prior to October 1, 2016. Our borrowing base is determined semi-annually by the lenders based upon our reserve reports, one of which must be prepared by our independent petroleum engineers and one of which may be prepared internally. The amount of the borrowing base will be calculated by the lenders based upon their valuation of our proved reserves utilizing these reserve reports and their own internal decisions. In addition, the lenders, in their sole discretion, will be able to make one additional borrowing base redetermination during any six-month period between scheduled redeterminations and we will be able to request one redetermination during any six-month period between scheduled redeterminations. The borrowing base will be reduced in connection with any sales of producing properties with a market value of 5% or more of our then-current borrowing base and in connection with any hedge termination which could reduce the collateral value by 5% or more. Our borrowing base can never exceed the $300.0 million maximum commitment amount.

Under the terms of the amendment, outstanding amounts under the credit facility bear interest (x) at any time an event of default exists, at 3% per annum plus the amounts set forth below, (y) between April 1, 2016 to the earlier of October 1, 2016 and the effective date of the Fall 2016 Scheduled Redetermination, 0.25% per annum plus the rates set forth below and (z) at all other times, at (a) the greater of (1) the reference rate announced from time to time by Société Générale, (2) the Federal Funds Rate plus 0.5%, and (3) a rate determined by Société Générale as the daily one-month LIBOR plus, in each case, (b) 0.75%-1.75%, depending on the utilization of the borrowing base, or, if we elect, LIBOR plus, in each case, 1.75%-2.75% depending on the utilization of the borrowing base. At April 1, 2016, the interest rate on the credit facility was approximately 2.93% assuming LIBOR borrowings.

The amendment also sets forth certain additional covenants including:

•	100% of the net proceeds from any sale of any of our properties occurring between April 1, 2016 and October 1, 2016 must be used to repay amounts outstanding under the credit facility;

•	if the sum of our cash on hand plus liquid investments exceeds $10.0 million, then the amount in excess of $10.0 million must be used to pay amounts outstanding under the credit facility;

•	we must grant the lenders a security interest in at least 90% of the PV-10 of our proven reserves; and

•	we must grant the lenders a security interest in our headquarters building and two ranches we own, none of which have previously secured our obligations under the credit facility.

In connection with the amendment, Abraxas restructured various hedge positions from April 1, 2016 through October 1, 2016. Abraxas’ existing hedges from April 1, 2016 to October 1, 2016 were monetized for approximately $10 million and replaced with approximately 1,948 Bopd at $39.04/barrel. As of April 20, 2016, we had $124.0 million outstanding under the credit facility.

The full text of the amendment is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Number Description

10.1
Amendment No. 2 to Third Amended and Restated Credit Agreement dated as of April 20, 2016 among Abraxas Petroleum, as Borrower, the lenders party thereto and Société Générale, as Administrative Agent and as Issuing Lender.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION
By: /s/ Geoffrey R.King
Geoffrey R. King
Vice President and Chief Financial Officer

Dated: April 20, 2016